Exhibit 5.1
ELVINGER, HOSS & PRUSSEN
AVOCATS A LA COUR
To the Board of Directors
of Adecoagro S.A.
13-15, avenue de la Liberté,
L-1931 Luxembourg
Luxembourg, 27 January 2011

O/Ref. :	TH/PP/CBC

Re :	Adecoagro S.A. — F1 Registration Statement
Ladies and Gentlemen,
     We are acting as Luxembourg counsel for Adecoagro S.A., société anonyme, having its registered office at 13-15, avenue de la Liberté, L-1931 Luxembourg, registered with the Registre de Commerce et des Sociétés under number R.C.S. Luxembourg: B 153.681, (the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the US Securities Act of 1933, as amended, relating to the offering by the Company of 25,714,285 common shares (the “New Shares”) of the Company and by the Selling Shareholders of 7,142,857 common shares of the Company (the “Existing Shares”), each with a nominal value of one USD and fifty cents ($1.5) of the Company.
     We have reviewed, and relied on, the consolidated articles of incorporation of the Company as at 24 January 2011, the notarial deeds recording (i) the minutes of the extraordinary general meeting of shareholders of the Company of 30 October 2010 (and
2, place Winston Churchill - B.P. 425 - L 2014 Luxembourg - T (352) 44 66 44 0 - F (352) 44 22 55 - www.ehp.lu
GEDI:1891128v3

the rectification thereof of 7 January 2011), (ii) the minutes of the general meeting of shareholders of the Company of 10 January 2011 (which inter alia determined the authorized unissued share capital of the Company and authorized the board of directors to issue shares of the Company and in this respect waive any preferential or pre-emptive subscription rights of existing shareholders, and issued the Existing Shares (pre reserve stock split), and (iii) the minutes of the extraordinary general meeting of shareholders of 24 January 2011 (which inter alia resolved on a reverse stock split whereby the nominal value of the Company shares was changed from USD1 to USD1.5 and the issued share capital and Existing Shares determined), the resolutions of the Board of Directors of the Company of 28 October 2010 and of 10 January 2011 on inter alia the Registration Statement and the offering of common shares of the Company and the issue of the New Shares (the “Resolutions”), as well as such corporate records as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.
     We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.
     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:
     1. The Company is a validly existing société anonyme under the laws of the Grand Duchy of Luxembourg.
     2. The Existing Shares being offered by the Selling Shareholders have been validly issued, fully paid and non-assessable.
     3. The New Shares being offered by the Company, once duly subscribed to and fully paid and issued in accordance with the Resolutions, will be validly issued, fully paid and non assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” and “Taxation” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, Elvinger, Hoss & Prussen
/s/ Toinon Hoss
Toinon Hoss